UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 17, 2017

RELM Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32644	59-3486297
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7100 Technology Drive, West Melbourne, FL		32904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

   Registrant’s telephone number, including area code: (321) 984-1414

N/A
______________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2017, RELM Wireless Corporation (the “Company”) announced a number of leadership changes. The Board of Directors of the Company (the “Board”) has created an Executive Committee of the Board of Directors consisting of Kyle Cerminara as the committee’s Chairman and Tim O’Neil, who will continue to serve as the Chairman of the Board of Directors. The Executive Committee will review and consider strategic investments and carry out the functions of the Board between regular Board meetings.

On January 17, 2017, the Board also announced the promotion of Tim Vitou to President of the Company. Mr. Vitou, age 60, has served as the Company’s Senior Vice President of Sales and Marketing since May 2008. Prior to that, he served as Vice President of Sales for Mobility Electronics, Inc., from August 2006 to May 2007, Senior Director of Global Go-To-Market, for Motorola Solutions, Inc., from April 2002 to April 2006, and General Manager, Americas Region, for Motorola Solutions, from April 2000 to April 2002. The Compensation Committee of the Board will approve Mr. Vitou’s compensation in connection with his new role at a later date.

There is no agreement or understanding between Mr. Vitou and any other person pursuant to which he was appointed as an officer of the Company. There are no family relationships existing between Mr. Vitou and any executive officer or director of the Company. Mr. Vitou is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no such transactions are currently contemplated.

David P. Storey, who has served as the President and Chief Executive Officer of the Company, will be departing the Company, effective on January 17, 2017. The Company and Mr. Storey are currently negotiating the terms of separation.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

99.1           Press Release dated January 17, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELM WIRELESS CORPORATION

Date: January 17, 2017	By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

ExhibitNo.	Description
99.1	Press Release dated January 17, 2017.